November 14, 2019

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

Ladies and Gentlemen,

We have read the statements of Sports Field Holdings, Inc. relating to the event described under Item 4.01 of Form 8-K dated November 14, 2019, and we agree with such statements as they pertain to our firm.

Respectfully,

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey